EXHIBIT 4.1

UNLIMITED SKY HOLDINGS, INC.

2013 STOCK PURCHASE AND OPTION PLAN

1. Purpose of Plan. This 2013 Stock Purchase and Option Plan (the "Plan") of Unlimited Sky Holdings, Inc., a Virginia corporation (the "Company"), is designed to provide incentives to such present and future executives, directors, consultants, advisors and key employees of the Company or its Subsidiaries ("Participants"), as may be selected in the sole discretion of the Committee (or, in the absence of the Committee, the Board), through the grant of Options by the Company to Participants. This Plan is intended to advance the best interests of the Company by providing those persons who have a substantial responsibility for its management and growth with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encouraging them to contribute to the success of the Company and to continue to provide services to or remain employed by the Company and/or its Subsidiaries (as the case may be). The availability and offering of Options under the Plan also increases the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends. This Plan is a compensatory benefit plan within the meaning of Rule 701 of the Securities Act, and, unless and until the Company's Common Stock is publicly traded, the issuance of shares of Common Stock pursuant to any Options granted hereunder and the issuance of any other Common Stock pursuant to this Plan are, to the extent permitted by federal securities laws, intended to qualify for the exemption (the "Exemption") from registration under Rule 701 of the Securities Act. In the event that any provision of the Plan would cause any Option granted under the Plan to not qualify for the Exemption, the Plan shall be deemed automatically amended to the extent necessary to cause all Options granted under the Plan to qualify for the Exemption.

2. Definitions. Certain terms used in this Plan have the meanings set forth below:

"Affiliate" of a Person means any other Person, entity or investment fund controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership or limited liability company, any partner or member, respectively, of such Person.

"Board" means the Company's board of directors.

"Cause" shall have the meaning ascribed to such term in any written employment agreement between the Company or any Subsidiary of the Company and such Participant, or in the absence of any such written agreement, shall mean (a) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers, suppliers or any other material business relations, or any other crime involving moral turpitude, (b) conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute, (c) repeated failure or inability to perform duties and/or obligations as reasonably directed by the Board, senior executive officers or their respective designees, (d) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (e) any other material breach of any written agreement between the Company and such Participant evidencing the grant of any Option or the issuance of any Common Stock or any other written agreement between such Participant and the Company or any Subsidiary or (f) failure to comply in any material respect (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, or any of the rules or regulations promulgated under any of the foregoing laws).

"Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be amended from time to time and any successor statute.

"Committee" means the committee of the Board which may be designated by the Board to administer the Plan. In the absence of the appointment of any such Committee, any action permitted or required to be taken hereunder by the Committee shall be deemed to refer to the Board.

"Common Stock" means the Company's Common Stock, par value $0.00001 per share.

"Competitive Activity" means, during the term of any Participant's employment with the Company or any of its Subsidiaries and during the one-year period immediately following such Participant's Employment Termination Date, directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for or in any manner engaging in any business anywhere in the world competing with the products or services of the Company or its Subsidiaries, as such products or services exist or are in process as of such Participant's Termination Date; provided that the passive ownership of not more than 2% of the outstanding shares of any class of capital stock of a corporation which is publicly traded will not be deemed to be a Competitive Activity, so long as such Participant has no active participation in the business of such corporation.

"Employee Shares" means, collectively, the Option Shares and the Purchased Shares.

"Employment Termination Date" means the first date on which a Participant is no longer employed, not including any notice period that may be required under local law (or in the case of a Participant who was not an employee, the first date on which such Participant is no longer acting as a director of, or consultant or advisor to, the Company or its Subsidiaries) by the Company or its Subsidiaries for any reason.

"Fair Market Value" of an Employee Share means the fair market value thereof as determined in good faith by the Committee or, in the absence of the Committee, by the Board.

"Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company's Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 10% owner of the Company's Common Stock and who is not the spouse or descendant (by birth or adoption) of any such 10% owner of the Company's Common Stock.

"Investors" means any party who has invested equity or loans into the company.

"IPO" means an initial public offering and sale of the Company's Common Stock pursuant to an effective registration statement under the Securities Act.

"Option" means any option enabling the holder thereof to purchase any of the Company's Common Stock granted by the Committee (or, in the absence of the Committee, the Board) pursuant to the provisions of this Plan. Options to be granted under this Plan may be incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or in such other form, consistent with this Plan, as the Committee (or, in the absence of the Committee, the Board) may determine.

"Option Shares" means the shares of the Company's Common Stock acquired (or to be acquired) pursuant to the exercise of any Option.

"Original Cost" of each Employee Share will be equal to the price paid therefore (in each case, as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting such shares of Common Stock subsequent to any such purchase).

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Purchased Shares" means any shares of the Company's Common Stock purchased by a Participant pursuant to this Plan.

"Sale of the Company" means any transaction involving the Company or its stockholders and an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (a) a majority of the Company's outstanding shares of capital stock entitled to vote generally in the election of the Board (whether by merger, consolidation or sale or transfer of the Company's outstanding shares of capital stock or otherwise) or (b) all or substantially all of the Company's assets determined on a consolidated basis (for purposes hereof "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act).

"Securities Act" means the U.S. Securities Act of 1933, as amended, and any successor statute thereto.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, general partner or managing director of such limited liability company, partnership, association or other business entity.

"Termination Event" means the first to occur of (a) the consummation of a Sale of the Company and (b) subsequent to the consummation of an IPO, the first date on which the Investors collectively cease to own at least 25% of the aggregate number of shares of the Company's Common Stock held by such Investors as of the date of the IPO (as adjusted for any share split, share combination or similar event involving the Company).

"Unvested Shares" means any Employee Shares which are designated as Unvested Shares in any separate written agreement with respect to Employee Shares between the Company and a Participant.

"Vested Shares" means any Employee Shares which are designated as or have become vested shares in any separate written agreement with respect to Employee Shares between the Company and a Participant and any Employee Shares which are not subject to any vesting requirements (e.g., shares of capital stock of the Company which have been acquired by the applicable Participant whether pursuant to an Option or otherwise).

3. Grant of Options. The Committee (or in the absence of the Committee, the Board) shall have the right and power to grant to any Participant such Options at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee (or in the absence of the Committee, the Board). Options granted under this Plan shall be subject to such terms and conditions and evidenced by agreements entered into by and between the Company and the Participant as shall be determined from time to time by the Committee (or, in the absence of the Committee, the Board), which agreements may alter or supplement the provisions of the Plan. Any Participant acquiring Common Stock pursuant to an Option shall be required to pay in full the acquisition price related thereto.

4. Sale of Stock. The Committee (or in the absence of the Committee, the Board) shall have the power and authority to sell to any Participant Common Stock (or any other class of stock of the Company then authorized) at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee (or in the absence of the Committee, the Board). Capital stock sold under this Plan shall be subject to such terms and evidenced by agreements as shall be determined from time to time by the Committee (or in the absence of the Committee, the Board). Any Participant acquiring capital stock pursuant to this Plan shall be required to pay in full the purchase price relating thereto.

5. Administration of the Plan. The Committee (or, in the absence of the Committee, the Board) shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to, the full power and authority (a) to interpret the terms of this Plan, the terms of any Options granted under this Plan and the rules and procedures established by the Committee (or, in the absence of the Committee, the Board) governing any such Options, (b) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations as it deems necessary or advisable to accommodate foreign government laws, regulatory requirements or practices including, but not limited to, sub-plans established for the purpose of qualifying for preferred tax treatment or securities law compliance under foreign laws, (c) to determine the rights of any person under this Plan or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Committee (or, in the absence of the Committee, the Board), (d) to correct any defect or omission or reconcile any inconsistency in the Plan or in any Option granted hereunder or with respect to any Common Stock sold hereunder, (e) to determine whether any Options are subject to and/or comply with the requirements of Code Section 409A or the regulations thereunder and (f) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. Each action of the Committee or the Board that is taken in good faith shall be binding on all persons.

It is the Company's intent that the Options not be treated as a nonqualified deferred compensation plan that fails to meet the requirements of Section 409A(a)(2), (3) or (4) of the Code and that any ambiguities in construction be interpreted in order to effectuate such intent. Options under the Plan shall contain such terms as the Committee (or, in the absence of the Committee, the Board) determines are appropriate to comply with the requirements of Section 409A of the Code. However, neither the Company nor any of its Affiliates makes any representations with respect to the application of Code Section 409A to the Options and, by the acceptance of the Options, the Participant agrees to accept the potential application of Code Section 409A to the Options and the tax consequences of the issuance, vesting, ownership, modification, adjustment, exercise and disposition of the Options. In the event that, after the issuance of an Option under the Plan, Section 409A of the Code or the regulations thereunder are amended, or the Internal Revenue Service or Treasury Department issues additional guidance interpreting Section 409A of the Code, the Committee (or, in the absence of the Committee, the Board) may modify the terms of any such previously issued Option to the extent the Committee (or, in the absence of the Committee, the Board) determines that such modification is necessary to comply with the requirements of Section 409A of the Code.

6. Limitation on the Aggregate Number of Shares of Common Stock. The number of shares of Common Stock issued under this Plan (including the number of shares of Common Stock with respect to which Options may be granted under this Plan (and which may be issued upon the exercise or payment thereof)) shall not exceed, in the aggregate, the lesser of 10% of the initial issued shares or 800,000 shares of Common Stock; provided that the type and the aggregate number of shares which may be subject to Options shall be subject to adjustment in accordance with the provisions of Section 10 below; provided further that the number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan (and which may be issued upon the exercise or payment thereof) shall not exceed, in the aggregate, 800,000 shares of Common Stock. If any Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of Common Stock or payment thereunder, the shares with respect to which such Options were granted shall again be available under this Plan. Similarly, if any shares of Common Stock issued hereunder upon exercise of Options are repurchased hereunder, such shares shall again be available under this Plan for reissuance as Options. Shares of Common Stock to be issued upon exercise of the Options may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee (or, in the absence of the Committee, the Board) shall determine.

7. Incentive Stock Options. Any of the Options to be granted hereunder may constitute Incentive Stock Options or Nonstatutory Stock Options within the meaning of Section 422 of the Code to the extent expressly designated as such by the Committee or the Board. Only those Participants who are employees of the Company or its Subsidiaries shall be eligible to receive incentive stock options within the meaning of Section 422 of the Code. All Incentive Stock Options (i) shall have an exercise price per share of Common Stock of not less than 100% of the Fair Market Value of such share on the date of grant, (ii) shall not be exercisable more than ten years after the date of grant, (iii) shall not be transferable other than by will or under the laws of descent and distribution and, during the lifetime of the Participant to whom such Incentive Stock Options were granted, may be exercised only by such Participant (or his guardian or legal representative) and (iv) shall be exercisable only during the Participant's employment by the Company or a Subsidiary; provided, however, that the Committee may, in its discretion, provide at the time that an Incentive Stock Option is granted that such Incentive Stock Option may be exercised for a period ending no later than either (x) the termination of this Plan in the event of the Participant's death while an employee of the Company or a Subsidiary or (y) the date which is three months after the Employment Termination Date for any other reason. The Committee's discretion to extend the period during which an Incentive Stock Option is exercisable shall only apply if and to the extent that (i) the Participant was entitled to exercise such option on the date of termination and (ii) such option would not have expired had the Participant continued to be employed by the Company or a Subsidiary. To the extent that the aggregate Fair Market Value of shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not Incentive Stock Options.

8. Listing, Registration and Compliance with Laws and Regulations. Each Option shall be subject to the requirement that if at any time the Committee (or, in the absence of the Committee, the Board) shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any federal, state or foreign securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Option or the issue or purchase of shares thereunder, no such Option may be exercised or paid in shares of Common Stock in whole or in part unless such listing, registration, qualification, consent or approval (a "Required Listing") shall have been effected or obtained, and the holder of each such Option will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee (or, in the absence of the Committee, the Board) may at any time impose any limitations upon the exercise of an Option which, in the Committee's discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder.

9. Cash Payments Upon Exercise. Subject to Section 18(d) below, Options may, in the Committee's (or, in the absence of the Committee, the Boards) discretion, provide that the holder thereof, as soon as practicable after the exercise of the Options, will receive, in lieu of any issuance of shares of Common Stock, a cash payment in such amount as the Committee (or, in the absence of the Committee, the Board) may determine, but not less than the excess of the Fair Market Value of a share of Common Stock (on the date the holder recognizes taxable income) over the Option's exercise price multiplied by the number of shares as to which the Option is exercised.

10. Adjustment for Change in Shares of Common Stock. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Committee (or, in the absence of the Committee, the Board) shall make appropriate changes in the number and type of shares authorized by the Plan, the number and type of shares covered by outstanding Options and the prices specified therein.

11. Taxes. The Company (and/or any of its Subsidiaries) shall be entitled, if necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due from the Company (and/or any of its Subsidiaries) with respect to any amount payable and/or shares issuable under this Plan, and the Company may defer such payment or issuance unless indemnified to the Board's satisfaction. In any event, each Participant shall be required to indemnify the Company and hold it harmless for any and all withholding and similar tax obligations arising as a result of the grant or exercise of Options hereunder or the issuance of any Option Shares upon exercise of the Options.

12. Termination and Amendment. The Committee (or, in the absence of the Committee, the Board) at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan (except that it may not (a) increase the maximum number of shares as to which Options may be granted under this Plan, except pursuant to Section 10 above, or (b) extend the term of this Plan); provided that, subject to the other provisions hereof, the Committee (or, in the absence of the Committee, the Board) may not change any of the terms of (i) a written agreement (other than those contained in this Plan that are incorporated therein by reference) with respect to an Option between the Company and the holder of such Option without the approval of the holder of such Option in a manner which would have a material adverse effect on the Participant without the written approval of the holder of such Option (or, in the case of a change with respect to more than one such agreement that affects the Participant in a manner substantially similar to other applicable Participants, without the written approval of a majority of the Option Shares obtainable upon exercise of all Options held by all such Participants) or (ii) a written agreement (other than those contained in this Plan that are incorporated therein by reference) with respect to Common Stock between the Company and the holder of such Common Stock without the approval of such holder of Common Stock.

13. Participant Acknowledgments. In connection with the grant of any Option and/or the issuance of any Common Stock pursuant to this Plan, each Participant acknowledges and agrees, that as a condition to any such grant or issuance:

(a) The Company will have no duty or obligation to disclose to any Participant, and no Participant will have any right to be advised of, any material information regarding the Company or its Subsidiaries at any time prior to, upon or in connection with the repurchase of any Employee Shares upon the termination of such Participant's employment with the Company or its Subsidiaries or as otherwise provided under this Plan or any written agreement evidencing the grant of any Option or the issuance of any shares of Common Stock.

 (b) Neither the grant of any Option, the issuance of any Common Stock nor any provision contained in this Plan or in any written agreement evidencing the grant of any Option or the issuance of any Common Stock shall entitle such Participant to remain in the employment of the Company or its Subsidiaries or affect the right of the Company or any Subsidiary to terminate any Participant's employment at any time for any reason.

(c) Such Participant (at such Participant's own expense) will have consulted, or will have had an opportunity to consult with, independent legal counsel regarding his or her rights and obligations under this Plan and any written agreement evidencing any grant of any Option or the issuance of any Common Stock and he or she fully understands the terms and conditions contained herein and therein.

(d) Prior to the purchase of any Common Stock pursuant to this Plan or any written agreement evidencing the purchase of any Common Stock, such Participant will deliver to the Company an executed consent from such Participant's spouse (if any) in the form attached hereto as Exhibit 1. If, at any time subsequent to the date such Participant purchases any Common Stock and prior to the occurrence of a Termination Event, such Participant becomes legally married (whether in the first instance or to a different spouse), such Participant shall cause his or her spouse to execute and deliver to the Company a consent in the form attached hereto as Exhibit 1. Such Participant's failure to deliver such an executed consent at any time when such Participant would otherwise be required to deliver such consent shall constitute such Participant's continuing representation and warranty that such Participant is not legally married as of such date.

(e) During the term of any Participant's employment with the Company or any of its Subsidiaries and during the one year period immediately following such Participant's Employment Termination Date, Participant shall not directly or indirectly through another Person (i) engage in any Competitive Activity, (ii) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (iii) hire or employ any person who is or was during the six months prior to such determination an employee of the Company or any Subsidiary, (iv) in any way interfere with the relationship between any customer, supplier, licensee or other business relation of the Company or any Subsidiary and the Company or any Subsidiary (including, without limitation, inducing such person to cease doing business with the Company or making any negative statements or communications about the Company or its Subsidiaries) or (v) directly or indirectly acquire or attempt to acquire any business which the Company or any of its Subsidiaries has identified as a potential acquisition target (an "Acquisition Target") by the Company or any of its Subsidiaries, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or any of its Subsidiaries.

(f) That the information, observations and data (including trade secrets) obtained by Participant while employed by the Company or any of its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Participant agrees that Participant shall not disclose to any person or entity or use for Participant's own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries ("Third Party Information"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Participant's acts or omissions. Participant shall deliver to the Company at the termination or expiration of Participant's employment with the Company and its Subsidiaries, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company or any if its Subsidiaries which Participant may then possess or have under his or her control.

14. Repurchase Option.

(a) If a Participant is no longer employed (or in the case of a Participant who was not an employee, the date on which such Participant is no longer acting as a director or officer of, or consultant or advisor to, the Company or any of its Subsidiaries) by the Company or its Subsidiaries for any reason, any Unvested Shares (whether held by such Participant or one or more transferees of such Participant, other than the Company) as of such Employment Termination Date shall expire and any Vested Shares (whether held by such Participant or one or more transferees of such Participant, other than the Company) as of such Employment Termination Date shall be subject to repurchase by the Company (solely at its option) pursuant to the terms and conditions set forth in this Section 14 (the "Repurchase Option").

(b) Repurchase Price. On or after the Employment Termination Date, the Company may elect to repurchase all or any portion of the Vested Shares at a price per share equal to (i) in the event of such Participant's termination for Cause or participation in a Competitive Activity, at the lower of Original Cost or Fair Market Value (as of the Employment Termination Date) and (ii) otherwise, at Fair Market Value (as of the Employment Termination Date). The Company may elect to purchase all or any portion of any Vested Shares.

(c) Repurchase Procedures. The Company may elect to exercise the Repurchase Option to purchase the Employee Shares by delivering written notice (the "Repurchase Notice") to the holder or holders of the Vested Shares no later than 365 days following the Employment Termination Date. The Repurchase Notice will set forth the number of Employee Shares to be acquired from such holder(s), the aggregate consideration to be paid for such Employee Shares and the time and place for the closing of the transaction. If any Employee Shares are held by any transferees of a Participant, the Company will purchase the shares elected to be purchased from all such holder(s) of Employee Shares, pro rata according to the number of Employee Shares held by each such holder(s) at the time of delivery of the Repurchase Notice (determined as nearly as practicable to the nearest share). If Employee Shares of different classes are to be purchased pursuant to the Repurchase Option and such Employee Shares are held by any transferees of a Participant, the number of shares of each class of Employee Shares to be purchased will be allocated among all such holders, pro rata according to the total number of Employee Shares to be purchased from such Persons.

(d) Closing. The closing of the transactions contemplated by this Section 14 will take place on the date designated in the Repurchase Notice, which date will not be more than 90 days after the delivery of such notice. The Company will pay for the Employee Shares to be purchased by it by first offsetting amounts outstanding under any bona fide debts owing by such Participant to the Company or any of its Subsidiaries, now existing or hereinafter arising (irrespective as to whether such amounts are owing by the holder of such Employee Shares), and will pay the remainder of the purchase price by, at its option, delivery of a check payable to the holder of such Employee Shares in the aggregate amount of the purchase price for such shares. Any notes issued by the Company pursuant to this Section 14(d) shall be subject to any restrictive covenants to which the Company or its Subsidiaries are subject at the time of such purchase. Notwithstanding anything to the contrary contained herein, all repurchases of Employee Shares by the Company will be subject to applicable restrictions contained in the corporation law of the Company's jurisdiction of incorporation and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Employee Shares hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions. The Company will receive customary representations and warranties from each seller regarding the sale of the Employee Shares, including, but not limited to, representations that such seller has good and marketable title to the Employee Shares to be transferred free and clear of all liens, claims and other encumbrances.

(e) Termination of Repurchase Option. Subject to Section 18(d) below, the provisions of this Section 14 will terminate upon the first to occur of (i) the consummation of a Sale of the Company and (ii) the effective date of an IPO.

15. Restrictions on Transfer.

(a) Transfer of Employee Shares. No Participant will sell, transfer, assign, pledge or otherwise transfer any interest in any Employee Shares (whether directly or indirectly, including, without limitation, by transferring Employee Shares to a Permitted Transferee, and subsequently disposing of an interest in such Permitted Transferee), except pursuant to Sections 14, 15(b), 18 or 19 hereof (or as otherwise expressly set forth in any written agreement with respect to the purchase and sale of Employee Shares between the Company and such Participant), in each case pursuant to the terms and limitations set forth therein.

(b) Certain Permitted Transfers. The restrictions contained in this Section 15 will not apply with respect to transfers of Employee Shares (i) pursuant to applicable laws of descent and distribution or (ii) among a Participant's Family Group; provided that the restrictions contained in this Section 15 will continue to be applicable to the Employee Shares after any such transfer and the transferees of such Employee Shares shall agree in writing to be bound by the provisions of this Plan and any separate written agreement between the Company and such Participant with respect to such Employee Shares. "Family Group" means a Participant's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Participant and/or such Participant's spouse and/or descendants. Any transferee of Employee Shares pursuant to a transfer in accordance with the provisions of this Section 15(b) is herein referred to as a "Permitted Transferee." Upon the transfer of Employee Shares pursuant to this Section 15(b), the transferring Participant will deliver a written notice (the "Transfer Notice") to the Company. The Transfer Notice will disclose in reasonable detail the identity of the Permitted Transferee(s).

(c) Termination of Restrictions. Subject to Section 18(d) below, the rights and restrictions on the transfer of Employee Shares set forth in this Section 15 will continue with respect to each Employee Share until the earlier of (i) the consummation of an IPO or (ii) the date which is one year after the Employment Termination Date of a Participant.

16. Additional Restrictions on Transfer.

(a) The certificates representing the Employee Shares will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN THE ISSUER's 2013 STOCK PURCHASE AND OPTION PLAN AND A WRITTEN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF SUCH SECURITIES, COPIES OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER's PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

(b) No holder of Employee Shares may sell, transfer or dispose of any Employee Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel shall be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such transfer.

(c) No holder of Employee Shares will effect any public sale or distribution (including sales pursuant to Rule 144 of the Securities Act) of any Employee Shares or of any other equity securities of the Company, or any securities, options or rights convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten public offering of the Company's securities, except as part of such underwritten public offering. The restrictions on transfer set forth in this Section 16(c) shall continue with respect to each Employee Share and each other security, option or right described in the preceding sentence until the date on which such security has been transferred pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k)) adopted under the Securities Act.

17. Definition of Employee Shares. For all purposes of this Plan, Employee Shares will continue to be Employee Shares in the hands of any holder other than such Participant (except for the Company, the Investors or purchasers pursuant to an offering registered under the Securities Act or purchasers pursuant to a Rule 144 transaction (other than a Rule 144(k) transaction occurring prior to the time of a closing of an IPO)), and each such other holder of Employee Shares will succeed to all rights and obligations attributable to such Participant as a holder of Employee Shares hereunder and under any separate written agreement between the Company and such Participant. Employee Shares will also include shares of the Company's capital stock issued with respect to Employee Shares by way of a share split, share dividend or other recapitalization.

18. Sale of the Company.

 (a) If the holders of at least a majority of the voting Common Stock held by the Investors (the "Requisite Holders") (and, in the case of any sale or other fundamental change which requires the approval of the board of directors of a Virginia corporation pursuant to the Virginia General Corporation Law, the Board shall have approved such sale) approve a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of a majority of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties (collectively, an "Approved Sale"), each holder of Employee Shares will vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Employee Shares will waive any dissenter's rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of capital stock, each holder of Employee Shares will agree to sell all of his or her Employee Shares and rights to acquire Employee Shares on the terms and conditions approved by the Board and/or the Requisite Holders. Each holder of Employee Shares will take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company and/or the Requisite Holders.

(b) The obligations of the holders of Employee Shares with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of the Company's capital stock will receive the same form of consideration and the same portion of the aggregate consideration that such holders of capital stock would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such Approved Sale, (ii) if any holder of a class of capital stock is given an option as to the form and amount of consideration to be received, each holder of such class of capital stock will be given the same option and (iii) each holder of then currently exercisable rights to acquire shares of a class of capital stock will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of capital stock.

(c) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Employee Shares will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 promulgated by the Securities and Exchange Commission) reasonably acceptable to the Company. If any holder of Employee Shares appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Employee Shares declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(d) In the event of a Sale of the Company, all Employee Shares shall be assumed or a substantially equivalent share of capital stock, option or right substituted by the successor corporation or an Affiliate thereof. In the event that the successor corporation refuses to assume or substitute for the Employee Shares, all such Employee Shares which are Unvested Shares shall fully vest and become exercisable. If a Participant's Employee Shares become fully vested and exercisable in lieu of assumption or substitution in the event of a Sale of the Company, the Committee (or, in the absence of the Committee, the Board) shall notify the Participant in writing or electronically that the Employee Shares shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and rights to acquire Employee Shares shall expire upon the expiration of such period. For the purposes of this Section 18(d), the Employee Shares shall be considered assumed if, following the Sale of the Company, the option or right confers the right to purchase or receive, for each Employee Share immediately prior to the Sale of the Company, the consideration (whether stock, cash, or other securities or property) received in connection with the Sale of the Company by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in connection with the Sale of the Company is not solely common stock of the successor corporation or its Affiliate, the Committee (or, in the absence of the Committee, the Board) may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Employees, for each Employee Share, to be solely common stock of the successor corporation or its Affiliate equal in fair market value to the per share consideration received by holders of Common Stock in connection with the Sale of the Company.

(e) The provisions of this Section 18 will terminate upon the closing of an IPO.

19. Public Offering. If the Board and the holders of a majority of the Company's voting Common Stock then outstanding approve an IPO, the holders of Employee Shares will take all necessary or desirable actions in connection with the consummation of the IPO. If the IPO is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure will adversely affect the marketability of the offering, each holder of Employee Shares will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters, the Board and holders of a majority of the Company's voting Common Stock then outstanding find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange.

20. Transfers in Violation of Plan. Any transfer or attempted transfer of any Employee Shares in violation of any provision of this Plan shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Employee Shares as the owner of such shares for any purpose.

21. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22. Remedies. Each of the Company and any Participant will be entitled to enforce its rights under this Plan specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Plan and to exercise all other rights existing in its favor. Each Participant and the Company acknowledges and agrees that money damages may not be an adequate remedy for any breach of the provisions of this Plan and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Plan.

23. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

24. Governing Law. All issues concerning this Plan will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision of rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Virginia. Each of the Company and each Participant waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with the notice requirements set forth in this Plan, and service so made will be deemed to be completed on the date of actual receipt. Each of the Company and each Participant consents to service of process as aforesaid. Nothing in this Plan will prohibit personal service in lieu of the service by mail contemplated herein.

25. Notices. Any notice required or permitted under this Plan or any agreement executed and delivered in connection with this Plan shall be in writing and shall be either delivered by reputable overnight courier, personally delivered, or mailed by first class mail, return receipt requested, to any Participant at the address indicated in the Company's records for such Person, and to the Company at the address below indicated:

Notices to the Company:
Unlimited Sky Holdings, Inc.
140 East Main Street
Radford, Virginia 24141
Attention: Tokie D Kinser
Facsimile: (540) 639-1960

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Plan shall be deemed to have been given when so delivered or mailed.

26. Stockholder Approval. This Plan shall have been approved by stockholders of the Company holding at least a majority of the Common Stock of the Company within 12 months before or after the date such plan is adopted.

Adopted by the Board of Directors on

_______________

Approved by the stockholders on

_______________

Unlimited Sky Holdings, Inc.

Stock Option Agreement

Unlimited Sky Holdings, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2013 Stock Option and Incentive Plan.  The terms and conditions attached hereto are also a part hereof.

Name of optionee (the “Optionee”):

Date of this option grant:

Number of shares of the Company’s Common Stock subject to this option (“Shares”):

Option exercise price per share:

Number, if any, of Shares that may be purchased on or after the grant date:

Shares that are subject to vesting schedule:

Vesting Start Date:

Vesting Schedule:

One year from Vesting Start Date:	___________ shares

Two years from Vesting Start Date:	an additional _______ shares

Three years from Vesting Start Date:	an additional _______ shares

Four years from Vesting Start Date:	all remaining Shares
All vesting is dependent on the continuation of a Business Relationship with the Company, as provided herein.
Payment alternatives (specify any or all of Section 7(a)(i) though (iv):	Section 7(a) (i) through (iii)

This option satisfies in full all commitments that the Company has to the Optionee with respect to the issuance of stock, stock options or other equity securities.

Unlimited Sky Holdings, Inc.
____________________________________
Signature of Optionee	By:____________________________
____________________________________	Tokie D. Kinser, President
Street Address
____________________________________
City/State/Zip Code

EXHIBIT 1
SPOUSAL CONSENT

I, the undersigned spouse, hereby acknowledge that I have read the following agreements to which my spouse is a party:

(i) Unlimited Sky Holdings, Inc. 2013 Stock Purchase and Option Plan, and either a (ii) Stock Option Agreement or (iii) Restricted Stock Purchase Agreement, and that I understand their contents. I am aware that such agreements provide for the repurchase of certain of my spouse's capital stock of Unlimited Sky Holdings, Inc. (the "Company") under certain circumstances and impose other restrictions on such capital stock. I agree that my spouse's interest in such capital stock is subject to the agreements referred to above and the other agreements referred to therein and any interest I may have in such capital stock shall be irrevocably bound by these agreements and the other agreements referred to therein and further that my community property interest (if any) shall be similarly bound by these agreements.

I irrevocably constitute and appoint ________________________ (the "Stockholder") as my true and lawful attorney and proxy in my name, place and stead to sign, make, execute, acknowledge, deliver, file and record all documents which may be required, and to manage, vote, act and make all decisions with respect to (whether necessary, incidental, convenient or otherwise), any and all capital stock of the Company in which I have or hereafter acquire any interest and in any and all capital stock of the Company now or hereafter held of record by the Stockholder (including but not limited to, the right, without my further signature, consent or knowledge, to exercise or not to exercise any and all options under any appropriate agreements and to exercise amendments and modifications of and to terminate the foregoing agreements and to dispose of any and all such capital stock and options), with all powers I possess if personally present, it being expressly understood and intended by the undersigned that the foregoing power of attorney and proxy is coupled with an interest; and this power of attorney is a durable power of attorney and will not be affected by disability, incapacity or death of the Stockholder, or dissolution of marriage and this proxy will not terminate without consent of the Stockholder and the Company.

Stockholder:	Spouse of Stockholder:

Signature	Signature

Printed Name	Printed Name

Dated	Dated